UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 18, 2004

YELLOW ROADWAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue, Overland Park, Kansas 66211

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (913) 696-6100

Item 5. Other Events

Yellow Roadway Corporation (also referred to as “Yellow Roadway,” “we,” or “our”) has previously established specific reserves with respect to the Internal Revenue Service (“IRS”) adjustments described below and does not expect any income statement impact as a result of the agreement reached with the IRS. In addition, the related cash payments have already been included in our previously published cash flow and debt position guidance for 2004.

Roadway Express, Inc., (“Roadway Express”), a subsidiary of Yellow Roadway, has reached an oral preliminary agreement with the IRS to settle pending tax litigation regarding the timing of the Roadway Express deduction for contributions to the Roadway Express union pension plans for tax years 1994 and 1995. Roadway Express has liability for those tax years pursuant to the terms of a tax sharing agreement with its former parent company. Roadway Express expects to resolve similar IRS adjustments which are pending for tax years 1996 through 2002 on terms similar to those of the settlement for tax years 1994 and 1995. In June 2004, in anticipation of the expected settlements for the above years, we deposited $41.4 million ($32.3 million net of tax benefit) with the IRS to halt any additional interest accrual on the expected tax liability. Additional state tax and interest payments of approximately $9.0 million ($7.4 million net of tax benefit) resulting from the federal adjustments are expected to be made during 2004. The tax sharing agreement and proposed IRS adjustments are described further in the Yellow Roadway Annual Report on Form 10-K for the year ended December 31, 2003.

The information presented in this Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “expect” and similar expressions are intended to identify forward-looking statements. Our expectations regarding this settlement are based on the preliminary, oral agreement with the IRS, which has yet to be fully documented. If the documented settlement differs materially from the preliminary agreement, our expectations regarding the settlement could differ materially from those contained in our forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YELLOW ROADWAY CORPORATION
(Registrant)

Date: June 18, 2004	By:	/s/ Donald G. Barger, Jr.
Donald G. Barger, Jr.
Senior Vice President and Chief
Financial Officer